Exhibit 99.1
ZipRecruiter Announces Board of Directors Appointment

SANTA MONICA, CA (November 2, 2026) – ZipRecruiter® (NYSE: ZIP), a leading online employment marketplace, today announced the appointment of Jeffrey Liaw to the company’s Board of Directors (the “Board”) and the resignation of Emily McEvilly from her position as a member of the Board, both effective October 29, 2026.

“Jeff is an accomplished operator who has scaled one of the world’s leading online marketplaces, and we’re excited to welcome him to our Board,” said Ian Siegel, CEO of ZipRecruiter. “Over nearly a decade at Copart, Jeff served as CFO, President, and CEO. That gives him a rare combination of financial discipline and operational leadership. His experience using technology to connect two sides of a marketplace will be a tremendous asset as we work to create more meaningful connections between employers and job seekers.”

“On behalf of the entire Board, I want to thank Emily for her valuable guidance and contributions to ZipRecruiter. We’re grateful for her service and wish her continued success,” added Siegel.

Jeffrey Liaw served as the Chief Executive Officer and as a member of the board of directors of Copart, Inc., a global online vehicle auction company, from April 2024 to July 2026. Previously at Copart, he served as Co-Chief Executive Officer (April 2022 to April 2024); President and Chief Executive Officer, North America (February 2021 to April 2022); President (September 2019 to January 2021); and Chief Financial Officer (September 2016 to October 2020). Prior to Copart, Mr. Liaw served as Chief Financial Officer of FleetPride, Inc., a distributor of aftermarket heavy-duty truck parts, from 2013 to 2015, and as a principal at TPG Capital, L.P., a private equity firm, from 2005 to 2013, where he oversaw investments in the financial services and industrial sectors. Mr. Liaw holds a B.A. in Plan II Liberal Arts and a B.B.A. in Finance and the Business Honors Program from the University of Texas at Austin and an M.B.A. from Harvard Business School.

About ZipRecruiter
ZipRecruiter® (NYSE:ZIP) is a leading online employment marketplace that actively connects people to their next great opportunity. ZipRecruiter’s powerful matching technology improves the job search experience for job seekers and helps businesses of all sizes find and hire the right candidates quickly. ZipRecruiter has been the #1 rated job search app on iOS & Android for the past nine years1 and is rated the #1 employment job site by G2.2 For more information, visit www.ziprecruiter.com.

Contacts
Investors:
Emilio Sartori
Investor Relations
ir@ziprecruiter.com

Corporate Communications:
Claire Walsh
Press Relations
press@ziprecruiter.com

1 Based on job seeker app ratings, during the period of January 2017 to January 2026 from AppFollow for ZipRecruiter, Glassdoor, Indeed, LinkedIn, and Monster.
2 Based on G2 satisfaction ratings in N. America as of January 12, 2026.